UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2023

Janus International Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40456	86-1476200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

135 Janus International Blvd., Temple, GA 30179

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (866) 562-2580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	JBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2023, Janus International Group, Inc. (the “Company”) completed a refinancing pursuant to Amendment No. 6 (the “Amendment”) to that certain First Lien Credit and Guarantee Agreement (the “First Lien”), dated as of February 12, 2018, by and among Janus Intermediate, LLC, a wholly owned subsidiary of the Company (“Janus Intermediate”), Janus International Group, LLC, a wholly owned subsidiary of the Company (“Janus International”), UBS AG, Stamford Branch, as administrative agent and collateral agent, Goldman Sachs Bank USA, as successor administrative agent and collateral agent and the other parties thereto. The Amendment is comprised of a syndicate of lenders originating on August 3, 2023 in the amount of $625,000,000 with interest payable in arrears (with respect to base rate loans) or at the end of an interest period (with respect to Secured Overnight Financing Rate loans). The outstanding loan balance is to be repaid on a quarterly basis in an amount equal to 0.25% of the original balance beginning the last business day of December 2023 with the remaining principal due on the maturity date of August 3, 2030.

On August 3, 2023, the Company also refinanced that certain ABL Credit and Guarantee Agreement, dated as of February 12, 2018 (the “LOC Agreement”) by and among Janus Intermediate, Janus International, Wells Fargo Bank, National Association, as administrative agent and collateral agent and the other parties thereto, pursuant to a new ABL Credit and Guarantee Agreement (the “2023 LOC Agreement”) by and among Janus Intermediate, Janus International, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, along with Bank of America and Goldman Sachs as syndication lenders. The 2023 LOC Agreement, among other things, (i) increased the previous aggregate commitments with respect to the LOC Agreement from $80,000,000 to $125,000,000, (ii) updated the manner in which the previous borrowing base under the LOC Agreement was determined and (iii) replaced the administrative agent with a new administrative agent. Interest payments with respect to the 2023 LOC Agreement are due in arrears.

The LOC Agreement and the Amendment contain affirmative and negative covenants, including limitations on, subject to certain exceptions, the incurrence of indebtedness, the incurrence of liens, fundamental changes, dispositions, restricted payments, investments, transactions with affiliates as well as other covenants customary for financings of these types.

The LOC Agreement also includes a financial covenant, applicable only when the excess availability is less than the greater of (i) 10% of the lesser of the aggregate commitments under the line of credit facility and the borrowing base, and (ii) $10.0 million. In such circumstances, we would be required to maintain a minimum fixed charge coverage ratio for the trailing four quarters equal to at least 1.0 to 1.0; subject to our ability to make an equity cure (no more than twice in any four quarter period and up to five times over the life of the facility). As of July 1, 2023, the Company was compliant with the covenants under the agreements governing its outstanding indebtedness.

The foregoing description of the Amendment and 2023 LOC Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and 2023 LOC Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K (this “Current Report”) and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On August 4, 2023, the Company issued a press release with respect to the Amendment and the 2023 LOC Agreement described in Item 1.01 of this Current Report. The press release is included in this Current Report as Exhibit 99.1 and is incorporated herein by reference. This information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statement and Exhibits.

Exhibit Number	Description

10.1*	Amendment No. 6 to First Lien Credit and Guarantee Agreement, dated August 3, 2023.

10.2*	ABL Credit and Guarantee Agreement, dated August 3, 2023.

99.1	Press Release, dated August 4, 2023.

104	Cover Page Interactive Data File (formatted as inline XBRL).

*

Contains schedules and exhibits that have been omitted pursuant to Item 601(b) of Regulation S-K. The Company agrees to furnish a supplemental copy of any such omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2023

JANUS INTERNATIONAL GROUP, INC.

By:	/s/ Ramey Jackson
Name:	Ramey Jackson
Title:	Chief Executive Officer